As filed with the Securities and Exchange Commission on July 16, 2021
Registration No. 333-230759

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
Post-Effective Amendment No. 1 to Form S-8 Registration Statement
UNDER
THE SECURITIES ACT OF 1933
________________________
DIAMOND S SHIPPING INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	94-1480128
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
33 Benedict Place
Greenwich, Connecticut 06830
(203) 413-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Craig H. Stevenson, Jr.
Chief Executive Officer, President and Director
Diamond S Shipping Inc.
33 Benedict Place
Greenwich, Connecticut 06830
(203) 413-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Edward S. Horton, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574-1200 (telephone number)
(212) 480-8421 (facsimile number)
________________________
 2019 Equity and Incentive Compensation Plan
(Full Title of the Plan)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 to Form S-8 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-230759) (the “Registration Statement”) filed with the Securities and Exchange Commission on April 8, 2019 by Diamond S Shipping Inc., a Republic of the Marshall Islands corporation (the “Registrant”). The Registration Statement registered the sale of 3,989,000 shares of the Registrant’s common stock, par value $0.001 per share, issuable pursuant to the Registrant’s 2019 Equity and Incentive Compensation Plan.

On March 31, 2021, the Registrant, International Seaways, Inc., a Republic of the Marshall Islands corporation (“INSW”), and Dispatch Transaction Sub, Inc., a Republic of the Marshall Islands corporation and wholly-owned subsidiary of INSW (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Registrant and INSW have agreed, subject to the terms and conditions of the Merger Agreement, to effect a stock-for-stock merger of their respective businesses whereby Merger Sub will merge with and into the Registrant, resulting in the Registrant surviving the merger as a wholly owned subsidiary of INSW (the “Merger”).
As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statement to remove from registration the shares registered but unsold under the Registration Statement.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 16th day of July, 2021.
Diamond S Shipping Inc
By:	/s/ Kevin M. Kilcullen
Kevin M. Kilcullen
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 on Form S-8 in reliance upon Rule 478 under the Securities Act.